Exhibit 3.1

Certificate of Amendment

of

Certificate of Incorporation

of

Arconic Inc.

(Effective as of the Separation)

Pursuant to Section 242 of the General Corporation Law of the State of Delaware

ARCONIC INC., a corporation organized and existing under the laws of the State of Delaware (the “Corporation”), hereby certifies as follows:

1.	Article I of the Certificate of Incorporation of the Corporation is hereby amended in its entirety to read as follows:

“The name of the corporation is: Howmet Aerospace Inc. (the “Corporation”).”

2.	The amendment to the Certificate of Incorporation effected hereby has been duly adopted in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware.

3.	This Certificate of Amendment will become effective when filed with the Secretary of State of the State of Delaware.

IN WITNESS WHEREOF, the Corporation has caused this certificate to be signed by its duly authorized officer this ____ day of ________ 2020.

ARCONIC INC.

By:

Name:

Title: